Ziegler, Ziegler & Associates LLP

Counselors at Law

570 Lexington Avenue, Suite 2405

New York, New York 10022

(212) 319-7600

Telecopier (212) 319-7605

December 12, 2025

JPMorgan Chase Bank, N.A., as Depositary

383 Madison Avenue, Floor 11

New York, New York 10179

American Depositary Shares

evidenced by American Depositary Receipts

for deposited common shares of

Vale S.A.

Dear Sirs:

We have acted as counsel to JPMorgan Chase Bank, N.A., as depositary (the “Depositary”), in connection with the Registration Statement on Form F-6 (the “Registration Statement”) to be filed on the date hereof with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act of 1933”), by the Depositary, acting on behalf of the legal entity created by the Deposit Agreement (as defined below) and Vale S.A., a company incorporated under the laws of the Federative Republic of Brazil (the “Company”), relating to the registered number of American Depositary Shares (“ADSs”), to be evidenced by American Depositary Receipts (“ADRs”), each ADS to initially represent, subject to the terms and conditions of the Deposit Agreement and the ADRs, the right to receive one common share of the Company (the “Shares”). The ADSs will be issued pursuant to the terms and conditions of the Second Amended and Restated Deposit Agreement among the Company, the Depositary and all Holders and Beneficial Owners from time to time of ADRs issued thereunder (the “Deposit Agreement”). The Deposit Agreement is being incorporated by reference as exhibit (a) to the Registration Statement. Capitalized terms used herein that are not herein defined shall have the meanings assigned to them in the Deposit Agreement.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents as we considered necessary or appropriate to enable us to render this opinion, including but not limited to the Registration Statement, the Deposit Agreement and the form of ADR included as Exhibit A to the Deposit Agreement, as well as such other corporate records, certificates and instruments as we have deemed necessary or appropriate for purposes of rendering the opinions set forth herein.

In rendering the opinions set forth herein, we have assumed (i) the Deposit Agreement, on signing, was duly authorized, executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company enforceable against it in accordance with its terms, (ii) that at the time any ADSs are issued, (a) the Registration Statement will have been declared effective by the Commission and remain effective, and (b) the relevant Deposited Securities will have been duly authorized, legally and validly issued, will be fully paid and non-assessable, will have been duly deposited with a Custodian under and in accordance with all applicable laws and regulations, and will constitute "Shares" within the meaning of such term under the Deposit Agreement; (iii) that the choice of New York law contained in the Deposit Agreement is legal and valid under the laws of the Federative Republic of Brazil, (iv) that insofar as any obligation under the Deposit Agreement is to be performed in, or by a party organized under the laws of, any jurisdiction outside of the United States of America, its performance will not be illegal or ineffective in any jurisdiction by virtue of the law of that jurisdiction, (v) the genuineness and authenticity of all signatures, including electronic signatures, on original documents and the legal capacity, competency and authority of all such signatories; and (vi) that photocopy, electronic, conformed, facsimile and other copies submitted to us of original documents conform to the original documents, and that all such original documents were authentic and complete.

Based upon and subject to the foregoing, we are of the opinion that the ADSs covered by the Registration Statement, when evidenced by ADRs that are duly executed and delivered by the Depositary (as defined in the Deposit Agreement) and issued in accordance with the terms of the Deposit Agreement, will be validly issued and will entitle the registered holders thereof to the rights specified in the Deposit Agreement and those ADRs.

The foregoing opinion is limited to the internal laws of the State of New York and the federal laws of the United States of America, each as in effect on the date of this letter, and we are expressing no opinion as to the applicability of the laws of any other jurisdiction or the effect of any such laws on the foregoing opinion. Nothing contained herein or in any document referred to herein is intended by this firm to be used, and the addressees hereof cannot use anything contained herein or in any document referred to herein, as tax advice. This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

This opinion is rendered to you as of the date hereof and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to the use of this opinion as Exhibit d of the above-mentioned Registration Statement. In giving such consent, we do not admit thereby that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended and the rules and regulations thereunder.

Very truly yours,

/s/ Ziegler, Ziegler & Associates LLP